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                                                                    EXHIBIT 99.2


                          CORTEX PHARMACEUTICALS, INC.

                          Moderator: Vincent F. Simmon
                                  July 1, 2002
                                   1:30 pm PDT


Operator:          Welcome to the Cortex Pharmaceuticals Conference Call. I will now turn the call over to Maria Messinger, CFO of Cortex
                   Pharmaceuticals. Ms. Messinger, you may begin.

Maria Messinger:   Thank you for joining us this afternoon. My name is Maria
                   Messinger, Chief Financial Officer of Cortex Pharmaceuticals, and with me today is Dr. Vincent F. Simmon, President and CEO of Cortex Pharmaceuticals.

                   Today, Cortex announced that Shire Pharmaceuticals Group will not exercise its option to develop our AMPAKINE(R) technology and compounds for the treatment of Attention Deficit Hyperactivity Disorder.

                   Shire previously held an option to acquire the worldwide rights to use Cortex's AMPAKINE(R) technology in the development and marketing of ADHD drugs.

                   As a result of Shire's decision, all licensing rights will be returned to Cortex immediately. Cortex has the right to obtain all the data and intends to do so. After we have reviewed the data, we will have a better idea of whether the AMPAKINE technology may work in this indication.

                   In a moment, I will be handing things over to Dr. Simmon, who will provide a brief summary, after which we will open the lines for questions.

                   Before I turn things over to Dr. Simmon, I would like to remind you, that during the course of this call Cortex may make projections and other forward-

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                   looking statements, regarding future events or financial
                   performance of the Company. Please note that such statements are just predictions, and actual events or results may differ from the statements made.

                   Please see documents that Cortex files from time to time with the SEC for information about risks that affect the Company.

                   And with that, I'd like to turn the call over to Vince.

Vincent F. Simmon: Thank you for joining us today. Before I start, I should inform you that under the terms of our contract with Shire, public disclosure of information must be mutually agreed upon, in advance; therefore, I am limited in what I can tell you.

                   First, it appears that Shire ran a well-designed clinical trial in ADHD and made a decision to terminate it before reaching full enrollment, in order to make a decision by the June 30 deadline. We've had a productive relationship with Shire, and we're sorry to lose them as a partner for ADHD.

                   Shire made a decision to focus resources on other clinical programs. Overall, the pharmaceutical sector has had a challenging year, and several companies have made tough decisions regarding their product pipelines.

                   Shire has provided Cortex with some preliminary information about the results of the trial. Cortex's statistical consultant, Dr. Andy Leon, who is Associate Professor of Biostatistics at Cornell, has looked at the preliminary information provided to Cortex by Shire.

                   He has determined that the information was inadequate for him to evaluate efficacy or safety. That, presumably, is because it is in a very summary form, and preliminary.

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                   The trial was double-blind, randomized and
                   placebo-controlled. Approximately half of the 72 patients received placebo, and half received drug. Patients were given a fixed dose of drug, based on the amount of drug we had given to patients with schizophrenia.

                   Some of you may be aware of a recent publication by Dr. Marc Caron at Duke, indicating that CX516 had an effect on hyperactivity in genetically-engineered mice. Dose required was 70 to 100 mg per kg.

                   This is substantially higher than the dose that we have used to improve memory in animal studies and in humans. It is possible that the dose required to treat ADHD is much higher than anticipated.

                   It is possible that CX516 does not work in this disorder, at any safe dose. It is also possible that other molecules, other AMPAKINE molecules that are much more active in Dr. Caron's test, might be better than CX516 for ADHD.

                   There are many possibilities, and we will need to review the data to make a scientific assessment. For a variety of reasons, not all of the 72 patients completed the trial. I am not currently at liberty to say a lot more than that.

                   As stated in our press release, we do not believe that the results Shire obtained invalidate the use of AMPAKINE compounds for treating ADHD. We will need to look at the data more closely to make a determination if this indication is worth pursuing with a new partner.

                   You may recall, we began our interest in ADHD based on clinical results in patients with schizophrenia who were treated with CX516, and seemed to have improvements in attention; however the main thrust of AMPAKINE technology has been in memory improvement. And we believe that the

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                   market value in Alzheimer's disease and Mild Cognitive
                   Impairment is substantially larger.

                   While we are disappointed at this outcome, our partner Servier is pleased to have clear rights to CX516. They are investing a lot in clinical trials with this compound. The Cross-National MCI trial is currently about 20% enrolled in the U.S.

                   We expect enrollment to continue to ramp up in the U.S., but summer holidays in Europe during July and August will probably keep things slow over there, until the Fall.

                   As we mentioned in the press release, we now have CX516 available for licensing for Mild Cognitive Impairment, Alzheimer's disease, and other indications. Several large pharmaceutical companies are interested in these indications, but had expressed concern that CX516 was not clearly available to them. Now it is.

                   I have previously stated that Cortex is looking to raise additional capital. This morning, I spoke with our lead group regarding the potential financing. They stated that they were not totally surprised about the Shire outcome, and were continuing to review the transaction documents and to finish their due diligence.

                   With that, I will now open this telephone conference for questions. Do we have any questions?

Operator:          If you would like to ask a question at this time, please
                   press star, then the number 1, on your telephone keypad.
                   We'll pause for just a moment, to compile the Q&A roster.

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                   Your first question comes from (Stephen Leby) of GMT Capital.

(Stephen Leby):    Just give us a little more color on your financing situation.
                   What's the approximate amount that you're looking to raise here; what's your cash position now on the balance sheet, give or take; and what's your anticipated forward-looking burn?

Vincent F. Simmon: Okay. Cash in the balance sheet, as of end of March, was about $2.5 million. In our filings, we indicated that should last us into the November time frame. If we have to stretch that, we can add roughly about three months.

(Stephen Leby):    Okay.

Vincent F. Simmon: In terms of the amount we're looking to raise, it's in the range of say $3 to $4 million. And, if we were to raise $3 million, it would put us through the end of next fiscal year, which starts 365 days from today.

(Stephen Leby):    Okay. All right, so you're seeking to raise 3 to 5, is that the number again?

Vincent F. Simmon: Yes, sir.

(Stephen Leby):    And how does that strategy tie in with your hopes to partner the drug in the United States for the...

Vincent F. Simmon: It's independent  -- those are independent, ongoing events.

(Stephen Leby):    Okay, so you're running them on two separate tracks.

Vince Simmon:      Yes, sir.

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(Stephen Leby):      Thank you.

Operator:            Your next question comes from William Charleston.

William Charleston:  Dr. Simmon, nice to talk to you. CX516, I saw some speculation that the half-life was so short. Do you actually see that coming to market in its form, and how do you intend to address the short half-life?

Vincent F. Simmon:   A good question. We have been studying the issue for a
                     number of years, and a number of pharmaceutical companies have expressed concern regarding the short half-life of CX516.

                     Recent studies conducted at the University of California, Irvine suggest that pulsatile, or on for a brief period of time, off for a longer period of time, administration of this drug may actually be more beneficial than having, what's called in the pharmaceutical industry, constant coverage, or having drug at a specified level in the blood, during a whole 24-hour period. So, that's one point.

                     The second point is, we know from studies that have been done at UC Irvine, done at Cortex, and also published by Eli Lilly, that these compounds are capable of up-regulating neurotrophic factors.

                     These compounds are around for substantially longer, that is the proteins, the neurotrophins are around for substantially longer than the active drug, and may account for some prolonged effects we've seen of the drug. That is to say, benefit of the drug in improving memory seems to last even after the last drug administration, when the drug has been administered over a period of multiple days or weeks.

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                     So, it's entirely possible that this drug, despite its
                     short half-life, is a very viable candidate.

William Charleston:  Yes, sir. I - that reminds me of a press release you all had a while back, where you said you were going to give rats prolonged dosages, and see the long-term effects. Has that ever been published?

Vincent F. Simmon:   We are currently analyzing the brains from those rats. They were treated for approximately seven or eight months. We've sacrificed the animals and we are currently doing the analysis on that.

                     I have indicated at a couple of scientific presentations that preliminary analysis suggested there was an up-regulation of brain derived neurotrophic factor, messenger RNA, suggesting that, indeed, this -- at the doses given, was effective in up-regulating the protein.

                     We did not look specifically at the protein, we looked at the precursor to that, the messenger RNA.

William Charleston:  Yes, then, and one last question, after Lilly's experience, have you seen any problems with toxicity, any negative effects?

Vincent F. Simmon:   In all clinical trials, there are toxic or adverse events
                     that occur. We have not seen any clear brain-related issues relating to toxicity. It's our understanding that the toxicity observed by Lilly was in animals, not in humans, but -- they're not communicating regularly with us on this issue.

William Charleston:  Okay, thank you then.

Vincent F. Simmon:   Sure thing.

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Operator:            Your next question comes from Roy Sanders.

Roy Sanders:         Dr. Simmon, how long do you anticipate it will take to
                     study the results and come out with some further description of exactly what took place.

Vincent F. Simmon:   Yeah, that's a little hard to answer, but our preliminary
                     guesstimate (sic) is around a month, after we've gotten the data. In part, that will depend on the format, how easy it is to maneuver around it.

                     We didn't design the system that allows you to access the data, we're not familiar with it, yet. We haven't seen it. So, once we get into it, our preliminary guess in that area is about a month.

Roy Sanders:         Okay, and one other question, about the Lilly patent
                     dispute. Is there any further word about that?

Vincent F. Simmon:   It always seems it's next week, doesn't it? I did receive
                     communication from my lawyer in San Francisco, where he gave the final approval with a couple of comments to our lawyer in London, at J.A. Kemp, to file additional information with the patent office in Europe.

                     As part of that, they inquired if this action, whatever the action is, has been docketed yet, or, is there a planned date for it to occur. And looking quickly through the e-mail, there was -- the response came back that no, it hasn't been docketed, and they plan to have this new information to the patent examiner on his or her desk, tomorrow, July 2.

Roy Sanders:         Okay, thank you.

Vincent F. Simmon:   Sure.

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Operator:            Your next question comes from (John Hales).

(John Hales):        Hi, Vince. Are there any other restrictions on the sale of
                     -- or, any restrictions as a result of our agreements with any companies, that would preclude us from marketing or having relationships to sell and market CX516, or other
                     AMPAKINE drugs, with our other partners?

Vincent F. Simmon:   Good question, John. Under our agreement with Servier, we'd like to have whatever drug they develop there. If we were to use it outside of their territory, it's our understanding amongst each other, that we would limit that to the same indications that Servier was using the drug for.

                     So, we wouldn't have a drug to develop a compound -- let's take CX516, we wouldn't develop CX516 for anything other than the indications that Servier is developing it for in Europe. That's, of course, subject to subsequent agreements of any kind between us. But, that's the limitation.

(John Hales):        Okay, but there's no other blanket like we had with Shire, as far as first right of refusal on...

Vincent F. Simmon:   No, no. The drug has a home, and the people at Servier are very happy.

(John Hales):        Okay, thank you.

Operator:            At this time, sir, there are no further questions.

Vincent F. Simmon:   Okay, if there are no further questions, I would like to
                     thank each and all of you. It's been a difficult day for our shareholders at Cortex, but I think we've weathered the storm pretty well.

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                     I thank you for your allegiance, and for participating in
                     today's conference call. And with that, I'll say good-bye.

Operator:            This concludes today's conference call, you may now
                     disconnect.


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